EXHIBIT 10.25

ATTACHMENT / HOLD AGREEMENT

This agreement (“Agreement”) is made and entered into as of February 2, 2018 between The Manuscript Productions, LLC (“Company”), on the one hand, and Idc2, Inc. (“Lender”) f/s/o Nick Cassavetes (“Artist”), in connection with Artist’s directing services in connection with a proposed feature film project currently entitled “MANUSCRIPT” (the “Project”) based on a screenplay of the same name written by Louis Rosenberg and Joe Rosenbaum (“Screenplay”). Company and Artist are sometimes hereinafter collectively referred to as the “Parties”. In consideration of the mutual promises set forth herein, the Parties agree as follows:

1. Term: The term (“Initial Term”) of this Agreement shall be the period beginning as of the date of Artist’s signature of this Agreement including Exhibit A - Certificate of Authorship attached hereto and incorporated by reference herein and ending ten (10) business days following the delivery of the Director’s Pass (as defined below). At Company’s sole election, at any time prior to the expiration of the Initial Term, Company shall have the option (“Extension Option”) to extend the Initial Term until April 30, 2018 (“Extension Term”), provided that notwithstanding the foregoing, the Extension Term shall be extended by one additional day beyond April 30, 2018 for each day after February 28, 2018 that Artist has not delivered the Director’s Pass to Company. The Initial Term, the Extension Term (if exercised) and any extension thereof (as set forth herein), if applicable, shall be collectively referred to herein as the “Term.”

2. Development, Production and Distribution of the Project: Company may (in Company’s sole discretion) finance the Project independently or, alternatively, may submit the Project to third party studios/buyers/financiers (“Third Parties”) during the Term for the development, production and/or other exploitation of the Project. Artist acknowledges and agrees that he shall have no independent right to shop the Project to any Third Parties without Company’s prior written approval in Company’s sole discretion. During the Term, Artist hereby agreed to perform a director’s pass of the Screenplay (“Director’s Pass”), which shall be due to Company on February 28, 2018.

3. Compensation: Two Hundred Fifty Thousand Dollars ($250,000) payable to Lender on execution of this Agreement and Exhibit A (“Initial Hold Fee”). The Initial Hold Fee shall be fully applicable against the following compensation which shall be provided for in a director agreement to be negotiated in good faith with Lender and Artist. Provided Company elects to extend the Initial Term into the Extension Term then Company shall pay Lender an additional Two Hundred Fifty Thousand Dollars ($250,000) (“Second Hold Fee”), which shall be paid within three (3) business days of Company’s exercise of the Extension Option by written notification to Lender and/or Artist. The Initial Hold Fee and Second Hold Fee shall be collectively referred to herein as the “Hold Fee”.

(a) Fixed Compensation. Company shall pay to Lender an amount equal to Two Million Dollars (US $2,000,000.00) less all sums (including, without limitation, the Hold Fee) previously paid to Lender (“Director Fee”) payable on a customary 20/60/10/10 schedule.

(b) Contingent Compensation. In addition to the Fixed Compensation, and subject to Lender and Artist not being in uncured material breach, Lender shall be entitled to receive an amount equal to seven and one-half percent (7.5%) of one hundred percent (100%) of the “Net Profits,” however such may be set forth and defined in the directing agreement between Company and Lender for the services of Artist (the “Contingent Compensation”), provided such definition shall be no less favorable than that for any other non-financing profit participant on the Picture.

(c) Awards Bonuses. Subject to Lender and Artist not being in uncured material breach, in the event. In the event that the Picture is nominated for a Golden Globe award for “Best Picture”, Lender shall receive a single bonus of Seventy-Five Thousand Dollars ($75,000);

(a) In the event that the Picture is nominated for an Academy Award for “Best Picture”, Lender shall receive a single bonus of Seventy-Five Thousand Dollars ($75,000);

(b) In the event that the Picture wins the Golden Globe award for “Best Picture”, Lender shall receive a single bonus of One Hundred Fifty Thousand Dollars ($150,000);

(c) In the event that the Picture wins the Academy Award for “Best Picture”, Lender shall receive a single bonus of One Hundred Fifty Thousand Dollars ($150,000);

(d) Box Office Bonuses. Upon further condition that the Picture is released to the general public, and subject to Lender and Artist not being in uncured material breach, Company shall pay Lender a “Box Office Bonus” at such time, if ever, as the U.S. Theatrical Box Office Gross Receipts of the Picture (hereafter “USDBO”) reach each of the following amounts, as reported by Variety (or, if Variety ceases to exist, as reported by the equivalent thereof, as determined by Company in Company’s sole reasonable discretion):

(a) $100,000 at $50,000,000 USDBO

(b) An additional $100,000 at $55,000,000 USDBO

(c) An additional $100,000 at $60,000,000 USDBO

(d) An additional $100,000 for each additional $5,000,000 earned in cumulative USDBO, it being agreed that Lender’s Box Office Bonuses hereunder shall not exceed, in the aggregate, $500,000.

For clarity, the Box Office Bonuses shall be applicable against, and in reduction of, the Contingent Compensation, and vice versa. All such Box Office Bonuses due hereunder, if any, shall be payable to Lender not later than thirty (30) days following the date that each applicable USDBO has been reported in the applicable issue of Variety (or, if Variety ceases to exist, the equivalent thereof, as set forth above).

4. Attachment: During Term, if the Project is financed independently and/or set up with a Third Party, (i) Company shall be attached as the production company, and (ii) Artist shall be attached as director. Company and Artist shall negotiate directly with the Third Party (or, as applicable, Company) in connection with their respective services and/or the acquisition of the Project. The Parties agree to support each other to achieve satisfaction with each of their respective agreements consistent with this Agreement; provided that the Parties shall act reasonably and in good faith, taking into consideration their respective precedents and stature in the entertainment industry, and shall not act to frustrate the intentions of the Parties and/or the purpose and intent of this Agreement. The Project may not be set up with a Third Party during the Term without the attachment of Company and Lender/Artist.

5. Pay-or-Play Right. Company will have the exclusive right, by electing in writing, to engage Lender and Artist on a “pay or play” basis, pursuant to the terms and conditions of this Agreement, in connection with the Picture at any time prior to the expiration of the Term (“Pay-or-Play Right”). Upon exercising the Pay-or-Play Right, Artist’s services shall be exclusive to Company (subject to Company’s customary exclusivity language) and within three (3) business days from the date of exercise, Company shall deposit the Director Fee less the Hold Fee in an escrow account held by William Morris Endeavor Agency. If Company does not exercise the Pay-or-Play Right prior to the expiration of the Term, Lender and Artist shall have no further obligations to Company following the expiration of the Term.

6. Third-Party Projects. Lender shall immediately (i.e., no more than one business day) provide Company with written notice (“Third Party Notice”) of any offers to Artist during the Term that would or might, in Company’s sole judgment, cause Artist to be unavailable to render directing services for the Picture. The Third Party Notice will specify the identity of the third party making the conflicting offer, the name and nature of the project, the anticipated period that the services will comprise and the nature of services to be rendered by Artist.

7. No Assignment: Lender/Artist shall not assign, delegate or otherwise transfer this Agreement without the prior written consent of the other. Company and any subsequent assignee may freely assign this Agreement and grant the rights obtained hereunder, in whole or in part, to any person, firm or corporation, provided that Company shall remain secondarily liable unless such assignee is a major studio, mini-major studio, television studio or network (as such terms are customarily understood in the United States motion picture and television industries) or other financially responsible party. Notwithstanding the foregoing, either Party may assign this Agreement to any parent, subsidiary, or affiliate entity of such party without obtaining approval.

8. No Waiver: The failure of any Party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of such provisions, or of such Party’s rights thereafter to enforce any such provisions.

9. No Modification: This Agreement may not be modified or changed except by a writing signed by both of the Parties.

10. Further Instruments: Each Party agrees to execute and deliver such further instruments and writings consistent herewith as may be required or reasonably desired to effectuate the purposes and intent of this Agreement.

11. Warranties/Indemnities:

(a) Lender/Artist. Lender and Artist hereby represent that the Director’s Pass and the materials and elements therein are or will be written solely by and be wholly original with Artist, has not been exploited in any manner and/or medium, and does not and will not infringe upon the copyright of any person or entity, constitute a libel or slander of any person or entity, or infringe upon or violate the right of privacy or any other right of any person or entity, and is not and will not be based in whole or in part on the life of any real person except as approved in writing in advance by Company.

(b) Company. Company hereby represents that Company holds the sole rights, title, and interest in and to the Screenplay. Company shall indemnify and defend Artist against any and all liability, damages, costs and expenses (including reasonable outside attorneys' fees and costs), in connection with any third party claim or action arising out of: (i) material supplied to Artist by Company for incorporation into Artist's work or incorporated into Artist's work; (ii) changes to the Director’s Pass made by or at Company’s request or direction; or (iii) arising out of the development, production, distribution, and exploitation of the Picture.

(c) Joint. Each Party hereto represents and warrants that (with respect to their contributions, where relevant): (i) such Party has the full right and authority to enter into this Agreement, to grant the rights herein granted and to perform such Party's obligations hereunder; (ii) such Party has not heretofore authorized or permitted the performance, development, production, distribution or other exploitation of any motion picture, television, radio, dramatic or other version or adaptation of the Project; (iii) to the best of each Party's knowledge in the exercise of reasonable prudence, there is no outstanding claim or litigation pending against the content, authorship, title or ownership of the Project or any part thereof or the rights herein; (iv) no Party has assigned or licensed to any other person or entity or in any manner encumbered or hypothecated any of the rights herein granted with respect to the Project nor has any Party agreed to do so, except as provided by this Agreement; and (v) no Party hereto has made or assumed and will not hereafter make or assume any commitment, agreement, grant or obligation that will or might conflict with such Party's obligations hereunder. Each Party shall indemnify the other against any liability, damages, costs and expenses (including reasonable outside attorneys' fees and costs) incurred by reason of any claim arising in connection with any breach or alleged breach of their respective covenants, representations, warranties or agreements herein.

12. Notices: All notices and other communications under this Agreement shall be made in writing and shall be delivered by hand or sent by fax, electronic mail, or sent by prepaid express mail or reputable overnight courier service, and shall be deemed given one (1) day after being delivered by fax or electronic mail accompanied by first class mail, or express mailed or couriered, and three (3) business days after mailing to the Parties, at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Company:	Cohen & Gardner, LLP
345 N. Maple Drive
Ste. 181
Beverly Hills, CA 90210
Attn.: Jonathan M. Gardner, Esq.

If to Artist:	c/o: William Morris Endeavor Entertainment
9601 Wilshire Blvd. 8th Floor
Beverly Hills, CA 90210
Attention: Danny Greenberg
Email: DGreenberg@wmeentertainment.com

With a copy to:	LBI Entertainment
2000 Avenue of the Stars
3rd Floor, North Tower
Century City, CA 90067
Attn: Chuck Pacheco
Email: cmp@lbient.com

Morris Yorn Barnes Levine Krintzman
Rubenstein Kohner & Gellman LLP
3rd Floor, North Tower
Century City, CA 90067
Attn: Ryan Goodell
Email: rg@morrisyorn.com

13. No Agency: This Agreement is not intended, nor shall it be deemed or construed, to create a relationship of principal and agent or partnership or joint venture between the Parties and neither Party shall have any power or authority to enter into any agreement on behalf of the other Party or to otherwise bind or obligate the other Party in any manner whatsoever.

14. Insurance: Company agrees to cover Artist and Lender as additional insureds under Company's errors and omissions policy applicable to the Picture, but only with respect to claims or liabilities arising out of the Director’s Pass and subject to the terms, conditions and restrictions of such policy and endorsements thereto.

15. No Injunctive Relief/No Obligation: Any remedies Artist may have against Company in connection with the Project shall be limited to the right to recover damages, if any, in an action at law, and Artist hereby waives any right or remedy in equity, including, without limitation, the right to seek injunctive relief. Nothing contained in this Agreement shall be construed as requiring the Parties to exercise or exploit, or continue to exercise or exploit, any of the rights herein granted. Company has no financial obligations under this agreement other those specifically outlined. Company has no obligation to to develop, finance, or produce picture.

16. Arbitration: This Agreement shall be governed by the laws of the State of California applicable to agreements entered into and to be wholly performed therein without regard to its choice of laws principles. In the event the Parties are unable to informally resolve any dispute (“Dispute”), then such Dispute shall be submitted to final and binding arbitration with an arbitrator experienced in entertainment matters. The arbitration shall be initiated and conducted at the Los Angeles Office of JAMS, or its successor, according to the JAMS Comprehensive (for claims over Two Hundred Fifty Thousand Dollars [$250,000]) or JAMS Streamlined (for claims under Two Hundred Fifty Thousand Dollars [$250,000]) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure and Expedited Arbitration Rules, in effect at the time the request for arbitration is made. Unless the Parties agree otherwise, the neutral arbitrator and the members of any appeal panel shall be former or retired judges or justices of any California state or federal court with experience in matters involving the entertainment industry, who shall serve as the sole neutral, independent and impartial arbitrator. The arbitration must be initiated by the party seeking arbitration within the limitations period provided under California law for the claim being asserted, and this Agreement shall not be interpreted as altering or extending any statutes of limitation that would otherwise be applicable if a claim were being filed in a court of law. The arbitrator shall follow California law and the California Rules of Evidence in adjudicating the Dispute. In any arbitration arising out of or related to this Agreement, the arbitrator(s) may not award any punitive or exemplary damages and the parties waive any right to recover such damages. Within thirty (30) days from the date the final award is rendered, either party may request an appeal from the arbitrator’s decision by giving proper notice to the other party or parties and JAMS that an appeal is sought. Appeals shall be heard and decided by a panel of three (3) neutral arbitrators, not to include the arbitrator. If no party gives notice of an appeal within the required thirty-day period, the arbitrator’s decision shall be considered final. If there is an appeal, the decision of the majority of the panel shall constitute the final arbitration decision. If either party refuses to perform any or all of its obligations under the final arbitration award (following appeal, if applicable) within thirty (30) days of such award being rendered, then the other party may enforce the final award in any court of competent jurisdiction in Los Angeles County. The party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable outside attorneys’ fees, incurred in enforcing the award, to be paid by the party against whom enforcement is ordered. The parties shall otherwise be responsible for payment of all of their own costs, fees and expenses, including attorneys’ fees, of arbitrating any Dispute. In the event of conflicting arbitration provisions between this Agreement and other documents between the parties hereto, the provisions of this paragraph will control. To the extent that there is any disagreement about the arbitrability of a Dispute, the determination of arbitrability shall be made in accordance with the Federal Arbitration Act. Any Dispute or portion thereof, or any claim for a particular form of relief (not otherwise precluded by any other provision of this Agreement), that may not be arbitrated pursuant to applicable state or federal law may be heard only in a court of competent jurisdiction in Los Angeles County applying California law without regard to its choice of laws principles.

17. Miscellaneous: This Agreement is not for the benefit of any third party, whether or not referred to herein. Captions and organization are for convenience only and shall not be used to construe meaning. All remedies shall be cumulative and pursuit of any one shall not waive any other. If there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, regulation or collective bargaining agreement, the latter shall prevail; provided, that the provision hereof so affected shall be limited only to the extent necessary and no other provision shall be affected. This Agreement may be executed in one or more counterparts, including without limitation a counterpart bearing a facsimile signature or signature sent via electronic mail, each of which shall be deemed to be an original and all of which together shall constitute a single instrument.

[Signatures on Following Page]

The Parties indicate their consent to be bound by the terms and conditions of this Agreement by signing below.

AGREED & ACCEPTED:

IDC2, INC.

By:	/s/ Nick Cassavetes

Its:	President

ARTIST:

/s/ Nick Cassavetes
NICK CASSAVETES

THE MANUSCRIPT PRODUCTIONS, LLC

By:	/s/ Mike Witherill

Date:	February 7, 2018

EXHIBIT A – CERTIFICATE OF AUTHORSHIP

This certificate (“Certificate”) sets forth the terms whereby for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Nick Cassavetes (“Artist”), hereby certifies that Artist is rendering services to The Manuscript Productions, LLC (“Company”) in connection with the motion picture tentatively entitled “THE MANUSCRIPT” (the “Picture”), and that all such services and the results and proceeds thereof rendered by Artist including, without limitation, all material of whatsoever kind of nature (including, but not limited to, all literary or dramatic materials, ideas, suggestions, themes, plots, stories, characterizations, dialogue, titles, “gags,” and all other allied and ancillary rights thereto) (all such material, services, and the results and process thereof, collectively “Material”) other than assigned material and material in the public domain, if any, were and/or will be solely created by Artist and all rights in the Material and all parts and elements thereof shall be prepared by Artist as work specifically ordered or commissioned for use as a part of a motion picture and, as such, shall be a “work made for hire” within the meaning of the United States Copyright Law, with Company being deemed the sole author or the Material and the owner of all rights of every kind or nature whatsoever therein, whether now known or hereafter devised (including, but not limited to, all rights comprised in the copyrights, neighboring rights, trademarks and any and all other ownership and exploitation rights in the Material now or hereafter recognized in any and all territories and jurisdictions including, by way of illustration, production, reproduction, distribution, adaptation, performance, fixation, rental and lending rights, exhibition, broadcast and all other rights of communication to the public), with the right to make all uses of the Material throughout the universe in perpetuity in any and all media now known or hereafter devised and all changes in the Material as Company deems necessary or desirable in connection with the production, distribution, exploitation and advertising of the Picture, and to the extent that such Material may be deemed not to constitute a work-for-hire, Artist hereby irrevocably grants and assigns exclusively to Company all right, title and interest in and to the product of such services and Material, including without limitation all copyright and rental, lending, neighboring and other similar rights to which Artist may now be or hereafter become entitled in connection with such Material, the Picture or any elements thereof, with the exclusive right to use such product and all rights derived therefrom in all languages and media now or hereafter known throughout the universe in perpetuity. Artist expressly acknowledges and agrees that the compensation payable to Artist for Artist’s services includes full and proper equitable remuneration with respect to any right (including any rental, lending, neighboring and other similar rights) to which Artist may now be or hereafter become entitled in connection with the production and/or exploitation of the Picture or any rights therein.

Without limitation, Company or Company’s assignee shall have the right to revise, change, modify, dramatize, fictionalize, add material and/or remove material from the Material as Company shall in its sole discretion deem appropriate, and to use, exploit and advertise the Material and the Picture, in any form, manner and media, whether now known or hereafter devised, without any obligation whatsoever to or Artist or any person or entity claiming through Artist or on Artist’s behalf. Without limiting the generality of the foregoing, Company shall have all artistic control over and the right to add to, subtract from or otherwise modify the product of the services of Artist in any manner (or to refrain from using the services of Artist and such product in the Picture or elsewhere); and Artist hereby waives any rights of droit moral or similar rights or law in any country of the world which Artist may have, and agrees not to institute or permit any action or lawsuit on the ground that the Picture in any way constitutes an infringement of any of Artist’s droit moral.

Company shall have no obligation actually to use Artist's services or use any of the results and proceeds thereof, or to exercise any of the rights granted to Company hereunder, or to produce, or exploit the Picture, or to continue production, or exploitation, if commenced. Artist hereby grants to Company forever and throughout the universe the right to use the name of Artist and the voice, photographs, likeness and biographical information of Artist in connection with the exercise of the rights granted hereunder, including without limitation advertising and publicity for the Picture, provided that no such use shall be an endorsement of any product or service.

Artist agrees to indemnify and hold harmless Company and Company’s officers, employees, assignees and licensees from and against any and all claims, losses, damages, costs and expen7ses (collectively, “Claims”) (including reasonable outside attorneys’ fees and expenses) incurred by Artist and arising out of a breach by Artist of any representation, warranty or agreement.

Artist recognizes that in the event of any breach by Company of its obligations to Artist, the damage (if any), caused to Artist is not irreparable or sufficient to entitle Artist to injunctive or other equitable relief. Artist, therefore, agree that Artist’s rights and remedies shall be limited to the right, if any, to obtain damages at law and Artist shall not have the right to terminate or rescind this Certificate, or to enjoin or restrain the distribution, exhibition, advertising or other exploitation of the Picture or any rights related thereto (it being agreed that neither the expiration of this Certificate nor any other termination thereof shall affect the ownership by Company of the product of Artist’s services or any other rights granted to Company, or any warranty, indemnity or undertaking Artist’s part in connection with such product or other rights).

Company’s rights in the product of Artist’s services may be freely assigned and licensed and any such assignment or license shall be binding upon Artist and inure to the benefit of any such assignee, provided that Company shall remain secondarily liable unless such assignee is a major studio, mini-major studio, television studio or network (as such terms are customarily understood in the United States motion picture and television industries) or other financially responsible party. This Certificate shall be construed in accordance with the laws of the State of California applicable to agreements entirely made and performed therein, without regard to the principles of conflicts of laws. Artist hereby agrees to execute such documents consistent herewith and take such further actions as may be reasonably required by Company to effectuate the purposes hereof, it being agreed that if Artist fails to execute any such document or take such action within five (5) business days following receipt of Company’s written request therefor, Company shall have the right to execute said document or take such action in Artist’s name, place and stead, and Company is hereby irrevocably appointed Artist’s attorney-in-fact for such purposes, which power is coupled with an interest. Company shall provide to Artist a copy of any document so executed by Company, provided that any casual or inadvertent failure to do so shall not constitute a breach hereof.

This Certificate is signed in connection with an agreement between Company and Idc2, Inc. for the services of Artist with respect to Artist’s directing services for the Picture (“Agreement”). Any conflict between this Certificate and the Agreement shall be controlled by the Agreement, but solely to the extent required to resolve any such discrepancy. This Certificate may be executed in one or more counterparts, each of which shall constitute an original, and all of which taken together shall be deemed to constitute one and the same instrument. This Certificate may be executed and delivered by facsimile or electronic transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another, and signatures on a facsimile or electronic copy hereof shall be deemed authorized original signatures.

[Signatures on Following Page]

Dated as of	2/27/2018

/s/ Nick Cassavetes
NICK CASSAVETES

THE MANUSCRIPT PRODUCTIONS, LLC

By:	/s/ Mike Witherill

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